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Exhibit 4.2.2

                      SECOND AMENDMENT TO RIGHTS AGREEMENT

SECOND AMENDMENT, dated June 28, 1999, to the Rights Agreement, dated as of February 1, 1994 (the "Rights Agreement"), between McWhorter Technologies, Inc., a Delaware corporation (the "Company"), and Equiserve Trust Company, N.A. (as successor to Wachovia Bank of North Carolina N.A., a North Carolina corporation), as Rights Agent (the "Rights Agent").

         WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement specifying the terms of the Rights (as defined therein);

         WHEREAS, the parties amended the Rights Agreement as set forth in the First amendment to Rights Agreement dated April 27, 1999;

         WHERAS, the Company and the Rights Agent desire to further amend the Rights Agreement in accordance with Section 27 of the Rights Agreement;

         WHEREAS, the Board of Directors of the Company has voted in favor of this Second Amendment pursuant to a unanimous written consent;

         NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Second Amendment, the parties hereby agree as follows:

         1. Section 1(a) of the Rights Agreement is hereby amended by adding the following sentence at the end of such Section:

         "Notwithstanding the foregoing provisions contained in this Section 1(a), with respect solely to Shapiro Capital Management Company, Inc. ("Shapiro") together with all its Affiliates and Associates, all references to "seventeen and one half percent (17 1/2%)" shall be replaced with "20%", so that all such provisions in this Section 1(a) shall apply to Shapiro together with all its Affiliates and Associates as so modified."

         2. This Second Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

         3. This Second Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.


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         4. Except as expressly set forth herein, this Second Amendment shall not by implication or otherwise alter, modify, amend, or in any other way affect any of the terms, conditions, obligations, covenants, or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

                                     * * * *


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         IN WITNESS WHEREOF, the parties have caused this Second Amendment to be duly executed as of the first date above written.


                                           McWHORTER TECHNOLOGIES, INC.
Attest:


By /s/ Louise M. Tonozzi-Frederick         By /s/ Jeffrey M. Nodland
       Its: Secretary                             Its: Chief Executive Officer


                                           EQUISERVE TRUST COMPANY, N.A.
Attest:


By__________________                       By /s/ Darlene Dio Dato
         Its:                                     Its: Senior Managing Director


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                              OFFICER'S CERTIFICATE



         This Certificate is furnished pursuant to that certain Rights Agreement (the "Rights Agreement"), dated as of February 1, 1994, between McWhorter Technologies, Inc. (the "Company") and Equiserve Trust Company, N.A. (as successor to Wachovia Bank of North Carolina, N.A., a North Carolina corporation), as Rights Agent ("Rights Agent").

         The undersigned hereby certifies that he is the duly appointed, qualified, and acting Chief Executive Officer of the Company. In connection with
Section 27 of the Rights Agreement, the undersigned does hereby certify that the proposed First Amendment to Rights Agreement attached hereto as Exhibit A is in compliance with the terms of Section 27 of the Rights Agreement.

         IN WITNESS WHEREOF, the undersigned has executed this Officer's Certificate as of June 21, 1999.



                                           By /s/ Jeffrey M. Nodland
                                                   Chief Executive Officer


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                          MCWHORTER TECHNOLOGIES, INC.

                            UNANIMOUS WRITTEN CONSENT
                          IN LIEU OF A SPECIAL MEETING
                            OF THE BOARD OF DIRECTORS


                              The undersigned, being all the members of the
Board of Directors of McWhorter Technologies, Inc., a Delaware corporation (the "Corporation"), in lieu of holding a special meeting, hereby take the following actions and adopt the following resolution by unanimous written consent pursuant to Section 141(f) of General Corporation Law of the State of Delaware:

                  WHEREAS, the Board of Directors desires to cause the Corporation to amend the Rights Agreement, dated as of February 1, 1994 as previously amended (the "Rights Agreement"), between the Corporation and Equiserve Trust Company, N.A. (as successor to Wachovia Bank of North Carolina, N.A., a North Carolina corporation), as Rights Agent (the "Rights Agent") in order to allow Shapiro Capital Management Company, Inc. ("Shapiro") to acquire and hold up to 20% of the common stock, par value $0.01 per share, of the Corporation without Shapiro becoming an "Acquiring Person" under the terms of the Rights Agreement and causing the Rights to be issued or issuable under the Rights Agreement.

                              RESOLVED, that the Corporation be and hereby is
authorized to enter into, execute, deliver, and perform the Second Amendment to the Rights Agreement (the "Second Amendment") with the Rights Agent, in substantially the form attached hereto as Exhibit A, and that each officer of the Corporation be and hereby is authorized and empowered, acting in the name of and on behalf of the Corporation, to enter into, execute, and deliver the Second Amendment and all related agreements, instruments, or documents and to take such other action as such officer, in his or her sole discretion, deems necessary or desirable in connection with the execution and delivery of the Second Amendment and such other agreements, instruments, or documents, and the taking of such action to be conclusive evidence of his or her authority pursuant thereto.

                  The actions taken by this consent shall have the same force and effect as if taken at a special meeting of the Board of Directors of the Corporation duly called and constituted pursuant to the By-Laws of the Corporation and the laws of the State of


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Delaware.

                  This consent may be executed in two or more counterparts each of which shall be deemed an original for all purposes and together shall constitute one and the same consent.


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                              IN WITNESS WHEREOF, the undersigned have executed
this Consent of the members of the Board of Directors as of June 21, 1999.




                                                 /s/John  R. Stevenson, Chairman

                                                 /s/David I. Barton

                                                 /s/Michelle L. Collins

                                                 /s/Edward M. Giles

                                                 /s/D. George Harris

                                                 /s/John G. Johnson, Jr.

                                                 /s/Jeffrey M. Nodland

                                                 /s/Heinn F. Tomfohrde, III